EXHIBIT 3.3

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP
PARENT INTO SUBSIDIARY
(Section 253)

CERTIFICATE OF OWNERSHIP

MERGING

PUREDEPTH, INC. (a Colorado corporation)

WITH AND INTO

PUREDEPTH, INC. (a Delaware corporation)

* * * * * * *

(Pursuant to Section 253 of the Delaware General Corporation Law)

PureDepth, Inc., a Colorado corporation incorporated on October 8, 2002 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of PureDepth, Inc., a Delaware corporation incorporated on March 16, 2006 (“PureDepth Delaware”), and by a resolution of the Corporation’s board of directors, duly adopted by the unanimous vote of its members, filed with the minutes of the board of directors on May 4, 2006, determined to merge with and into PureDepth Delaware, which resolution is in the following words to wit:

WHEREAS, the Board desires to cause the Corporation to merge with and into PureDepth Delaware (the “Merger”), with PureDepth Delaware remaining as the surviving corporation in the Merger, and for such purpose has entered into an Agreement and Plan of Merger dated May 9, 2006 with PureDepth Delaware (the “Merger Agreement”);

WHEREAS, the Merger Agreement and the Merger have been approved by a majority of the outstanding stock of the Corporation (the parent corporation) entitled to vote thereon at a meeting duly called and held on at least 20 days’ notice and as otherwise required by applicable Colorado law, and have been otherwise adopted, approved, certified, executed and acknowledged by the Corporation (the parent corporation) in accordance with the laws under which it is organized (the laws of the State of Colorado);

WHEREAS, after the Merger, PureDepth Delaware shall succeed to all of the estate, property, rights, privileges and franchises of the Corporation and shall assume all of the Corporation’s liabilities and obligations; and

WHEREAS, from and after the Merger, the name of PureDepth Delaware shall remain “PureDepth, Inc.”;

NOW, THEREFORE BE IT HEREBY RESOLVED, that the Corporation merge with and into PureDepth Delaware, with PureDepth Delaware remaining as the surviving corporation in the Merger;

RESOLVED FURTHER, that stock of PureDepth Delaware (the surviving corporation in the Merger) shall be issued pro rata to the holders of the stock of the Corporation (the parent corporation) on surrender of certificates therefor, and the Merger shall be otherwise consummated pursuant to the terms of the Merger Agreement;

RESOLVED FURTHER, that after the Merger, PureDepth Delaware succeed to all of the estate, property, rights, privileges and franchises of the Corporation and assume all of the Corporation’s liabilities and obligations;

RESOLVED FURTHER, from and after the Merger, the name of PureDepth Delaware shall remain “PureDepth, Inc.”;

RESOLVED FURTHER, that the officers of the Corporation are authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including, without limitation, a Certificate of Ownership to be filed with the Secretary of State of Delaware (the “Certificate of Ownership”); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including without limitation, filing a Certificate of Ownership with the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

RESOLVED FURTHER, that the Merger shall be effective upon the date of filing of the Certificate of Ownership with the Secretary of State of Delaware; and

RESOLVED FURTHER, that the proper officer of this Corporation is directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge with and into said PureDepth, Inc. (i.e., PureDepth Delaware), and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Fred Angelopoulos, its President and Chief Executive Officer, this 30th day of May, 2006.

PUREDEPTH, INC.
(a Colorado corporation)

By /s/ Fred Angelopoulos

Fred Angelopoulos
President and Chief Executive Officer